UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2015

HIGHER ONE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34779	26-3025501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 Munson Street

New Haven, CT 06511

(Address of principal executive offices and zip code)

(203) 776-7776

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On November 25, 2015, Higher One, Inc., a subsidiary of Higher One Holdings, Inc. (“Higher One”), completed its previously announced sale of substantially all of the assets of Higher One’s data analytics business, commonly referred to as Campus Labs, to CL NewCo, Inc., (“NewCo”), an affiliate of Leeds Equity Partners, pursuant to the terms of the October 14, 2015 Asset Purchase Agreement between Higher One and NewCo. Pursuant to the terms of the Asset Purchase Agreement, the parties agreed upon a purchase price of $91.0 million, subject to adjustment to reflect changes in certain working capital items prior to the closing. At the closing, the purchase price was reduced by $4.0 million to reflect estimated closing date net working capital.

At the time of closing, (1) Higher One received total cash consideration of approximately $55.2 million, (2) NewCo paid $30 million on Higher One’s behalf to reduce the amount outstanding under Higher One’s credit facility, and (3) NewCo placed $1.9 million into an escrow account for potential indemnification claims and a future working capital adjustment.

Item 9.01.  Financial Statements and Exhibits

(b)	Pro Forma Financial Information.

The following unaudited pro forma condensed consolidated financial statements are attached as Exhibit 99.1 and are incorporated herein by reference.

●	Unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2015 and the years ended December 31, 2014, 2013 and 2012.
●	Unaudited pro forma condensed consolidated balance sheet as of September 30, 2015.
●	Notes to the unaudited pro forma condensed consolidated financial statements.

(d)	Exhibits.

Exhibits	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2015

HIGHER ONE HOLDINGS, INC.

By:  /s/ Christopher Wolf

 _____________________________

 Christopher Wolf

 Executive Vice President and Chief Financial Officer

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